EXHIBIT 10.2
UMPQUA BANK
ENDORSEMENT METHOD
SPLIT DOLLAR AGREEMENT
(By and Between UMPQUA BANK and [EXECUTIVE]1)

Insurer/Policy: The Penn Mutual Life Insurance Company
Policy #

Protective Life Insurance Company
Policy #

Massachusetts Mutual Life Insurance Company
Policy #

The Lincoln National Life Insurance Company
Policy #

Bank:        UMPQUA BANK

Insured:        [EXECUTIVE]

Relationship of Insured to Bank:    Executive

Effective Date:            _____________, 2024

The respective rights and duties of UMPQUA BANK (hereinafter the “Bank”) and [EXECUTIVE] (hereinafter the “Insured”) in the above-referenced Policy(ies) shall be pursuant to the terms set forth below:

1.    DEFINITIONS.

Refer to the Policy(ies) contract for the definition of any terms in this Endorsement Method Split Dollar Agreement (hereinafter “Agreement”) that is not defined herein. If the definition of a term in the Policy(ies) is inconsistent with the definition of a term in this Agreement, then the definition of the term as set forth in this Agreement shall supersede and replace the definition of the terms as set forth in the Policy(ies).

1.1    Accelerated Benefit. The term “Accelerated Benefit” shall mean amounts requested and received pursuant to any Policy(ies) rider permitting the policy owner or Insured access to portions of the eligible death benefit in the event the Insured is diagnosed with a chronic or terminal illness [as required by the individual Policy(ies)].
1 Executives: Drew Anderson; Frank Namdar; Tory Nixon; Andrew Ognall

1.2    Beneficiary. “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Paragraph 3 below that are entitled to receive benefits under this Plan upon the death of Insured.

1.3    Beneficiary Designation Form. “Beneficiary Designation Form” shall mean the form established from time to time by the Bank and the Administrator, which an Insured completes, signs and returns in order to designate one or more Beneficiaries.

1.4    Board. “Board” means the Board of Directors of the Bank.

1.5     Change in Control. For the purposes of this Agreement, a “Change in Control” shall mean and shall include any of the following occurring after November 1, 2023 (and for the purposes of this provision, the term “corporation” shall mean the Bank or its parent company Columbia Banking System, Inc (“CBSI”)):

A.    Change in the Ownership of a Corporation. A change in the ownership of a corporation occurs on the date that any one person or persons acting as a group (as defined in Code Section 409A), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. The acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the corporation.

B.     Change in the Effective Control of a Corporation. A change in the effective control of the corporation shall be deemed to occur on either of the following dates:

(i) The date any one person, or persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the corporation possessing thirty percent (30%) or more of the total voting power of the stock of such corporation; or

(ii) The date a majority of members of the corporation’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election.

C.     Change in the Ownership of a Substantial Portion of a Corporation’s Assets. A change in the ownership of a substantial portion of a corporation’s assets shall be deemed to occur on the date that any one person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. No Change in Control shall result if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation.

In addition, to constitute a Change in Control event with respect to Insured, the Change in Control event must relate to (i) the corporation for whom Insured is performing services at the time of the Change in Control; (ii) The corporation that is liable for the payment of the amounts described herein (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by Insured for such corporation(s) or there is a bona fide business purpose for such corporation(s) to be liable for such payment and, in either case, no significant purpose of making such corporation(s) liable for such payment is the avoidance of Federal income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii) above.

1.6    Claimant. “Claimant” shall have the meaning assigned to an individual who makes a claim pursuant to the provisions of Paragraph 12 below.

1.7    Code. The term the “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.8    Disability/Disabled. For the purposes of this Agreement, Insured will be considered Disabled if it is determined, in a manner consistent with Code Section 409A, that:

A.     Insured is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

B.     Insured is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the employee’s employer.

In the event a disability policy has been purchased by the Bank for Insured, then the individual or entity responsible for determining such disability thereunder shall determine Insured’s Disability under this Agreement (using the forgoing Disability definition). In the event no such disability policy exists, then the Plan Administrator shall make a good faith determination of Disability in a manner which is consistent with Code Section 409A and utilizing the appropriate medical consultants.

1.9    ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.10     Final Base Salary. The term “Final Base Salary" shall mean the annualized regular cash compensation expected to be paid to Insured during the calendar year in which Insured’s death occurs for services rendered or labor performed, including base pay Insured could have received in cash in lieu of (i) contributions made on Insured's behalf to a qualified plan maintained by the Bank or to any cafeteria plan under Section 125 of the Code maintained by the Bank and (ii) deferrals of compensation made at the Insured's election pursuant to a plan or arrangement of the Bank or an affiliate, but excluding any bonuses, incentive pay or special awards.

1.11    Net Amount-at-Risk. The term “Net Amount-at-Risk” (hereinafter “NAR”) shall be defined as the total proceeds of the Policy(ies) less the cash value of the Policy(ies).

1.12    Plan. The term “Plan” refers to this arrangement, as evidenced by this Agreement, whereby Insured (or Insured’s Beneficiary) is entitled to receive a benefit.

1.13    Separation From Service. The term “Separation From Service” (“Separates From Service”) shall be read and interpreted consistent with Code Section 409A and any future notices or guidance related thereto. Pursuant to Code Section 409A currently provides that whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Insured reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Employer if the employee has been providing services to the employer less than 36 months). There shall be no Separation From Service while the Insured is on military leave, sick leave or other bona fide leave of absence so long as such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to re-employment with the service recipient under an applicable statute or by contract.

1.14    Termination For Cause/Termination Without Cause. For the purposes of this Agreement, a “Cause” for termination shall be defined as it is in any existing Employment Agreement between the parties. In the event no such Employment Agreement exists, then a “Cause” for termination shall be defined as a Termination because of any of the following:

A.Willful misfeasance or gross negligence in Insured’s performance of their employment duties;

B.Insured’s engagement in conduct demonstrably and significantly harmful to CBSI or a financial institution subsidiary; or

C.Conviction of Insured of a felony.

2.    POLICY(IES) TITLE AND OWNERSHIP.

Title and ownership of the Policy(ies) shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank, in its sole discretion, may surrender or terminate the Policy(ies) at any time and for any reason. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Policy(ies), then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

3.    BENEFICIARY DESIGNATION RIGHTS.

The Insured (or assignee) shall have the right and power to designate a “Beneficiary” or “Beneficiaries” to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

A divorce will automatically revoke the portion of a Beneficiary Designation Form designating the former spouse as a Beneficiary. Subject to any state law, community property laws or any legal adjudication, the former spouse will be a Beneficiary under this Agreement only if a new such Beneficiary Designation Form naming the former spouse as a Beneficiary is filed after the date the dissolution decree is entered.

4.    PREMIUM PAYMENT METHOD.

Subject to the Bank’s absolute right to surrender or terminate the Policy(ies) at any time and for any reason, the Bank shall pay the premium required for each Policy as it becomes due.

5.    TAXABLE BENEFIT.

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent. At the end of each calendar year, the Bank shall pay to the Insured an amount equal to an estimate of all federal and state income taxes incurred by Insured as a result of the taxable benefit under this Paragraph (the "Reimbursement"). If, as a result of any Reimbursement payments made to Insured, Insured incurs additional tax liability, then the Bank shall provide an additional Reimbursement payment to Insured in order to offset any additional tax liability ("Double Reimbursement").

6.    DIVISION OF DEATH PROCEEDS.

Subject to Paragraphs 7 and 9 herein, the division of the death proceeds of the Policy(ies) is as follows:

A.In the event Insured has not yet Separated From Service at the time of death, then, upon the death of Insured, Insured’s Beneficiary(ies) shall be entitled to receive an amount equal to the lesser of one hundred percent (100%) of the NAR or three (3) times the Final Base Salary.

B.    Should the Insured Separate From Service for any reason other than death (the circumstances of which are governed by Paragraph 6A), then neither the Insured nor the Insured’s Beneficiary(ies) shall be entitled to receive any amount of the Policy(ies) proceeds pursuant to this Agreement.

C.The Bank may select which Policy(ies) shall be used to pay benefits due under this Agreement.

D.The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

E.Any refund of unearned premium as provided in any Policy(ies) shall be paid to the Bank.

7.    ACCELERATED BENEFIT IN THE EVENT OF TERMINAL OR CHRONIC ILLNESS (AS APPLICABLE) AND DIVISION OF CASH SURRENDER VALUE OF THE POLICY(IES).

A.In the event the following requirements are satisfied, then Insured shall have the right to request and receive an Accelerated Benefit as addressed in Paragraphs 7 B below:

1.The Policy(ies) provides for such option through an Accelerated Benefit or living benefit rider (i.e., generally requiring that the Insured is either terminally or chronically ill); AND

2.Insured satisfies the Policy requirements regarding what it means to be chronically or terminally ill; AND

3.(i) Insured has not Separated From Service, OR
(ii) Insured Separates From Service on or after November 1, 2026 for any reason other than a Termination For Cause, OR
(iii) Insured Separates From Service on or after a Change in Control for any reason other than a Termination For Cause, OR
(iv) Insured Separates From Service prior to November 1, 2026 due to a Termination Without Cause, OR
(v)    Insured Separated From Service under a qualifying retirement where qualifying retirement is defined as the Insured’s combined total of age plus service (both in whole years) being greater than or equal to Seventy Five (75), OR
(vi)    Insured Separates From Service as a result of becoming Disabled.

B.In the event the forgoing requirements of Paragraph 7A are satisfied, then subject to any further limitation on dollar amounts imposed by the Policy(ies) itself, Insured shall have the right to request, in writing, and receive from the Policy(ies) an amount up to but not exceeding Five Hundred Thousand Dollars ($500,000).

C.Any Accelerated Benefit paid to the Insured hereunder shall be deducted from any amounts to which Insured or his Beneficiary(ies) is (or may be) entitled pursuant to the provisions of Paragraph 6 of the Split Dollar Agreement.

D.Neither Employer nor Corrigan & Company (PFIS) make any representations or warranties about the tax consequences of such a request for accelerated or living benefits.

In addition, and subject to the forgoing, at all times prior to the Insured’s death, the Bank shall be entitled to an amount equal to the Policy(ies)’s cash value, as that term is defined in the Policy(ies) contract, less any Policy loans, accelerated benefits and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

8.    RIGHTS OF PARTIES WHERE POLICY(IES) ENDOWMENT OR ANNUITY ELECTION EXISTS.

In the event the Policy(ies) involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the Policy’s cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

9.     TERMINATION.

A.    Right to receive Death Benefit. Insured’s right to receive death benefit proceeds pursuant to the provisions of Paragraph 6 shall terminate upon Insured’s Separation From Service.

B.    Right to Receive an Accelerated Benefit. If Insured has either requested an Accelerated Benefit prior to Separating From Service or if they have retained the right to receive an Accelerated Benefit after Separating From Service (pursuant to qualifying under the terms of Paragraph 7A), then regardless of whether payments of such Accelerated Benefits are paid before or after Separating From Service, this Agreement shall terminate in its entirety only upon (i) the mutual written agreement of the Bank and Insured, or (ii) upon Insured requesting and receiving an Accelerated Benefit in the full amount they are (or may be) entitled to receive pursuant to the provisions of Paragraph 7 above.

C.     Termination By Operation. Notwithstanding the forgoing, this Agreement shall immediately terminate in its entirety in the event Insured is Terminated For Cause at any time or in the event Insured is no longer entitled to receive a Death benefit or an Accelerated Benefit.

10.    INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS.

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject Policy(ies) nor any rights, options, privileges or duties created under this Agreement.

11.    AGREEMENT BINDING UPON THE PARTIES.

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

12.    ADMINISTRATIVE AND CLAIMS PROVISIONS.

    The following provisions are part of this Agreement and are intended to meet the requirements of ERISA:

A.    Named Fiduciary and Plan Administrator.

The Named Fiduciary and Plan Administrator (hereinafter “Administrator) of this Endorsement Method Split Dollar Agreement shall be the Board of Directors of the Bank. The Administrator may designate a replacement Administrator at any time, or may delegate to others certain responsibilities, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.    Dispute Over Benefits.

In the event a dispute arises over the benefits under this plan and benefits are not paid to the Insured (or to the Insured’s beneficiary[ies], if applicable) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator named above in accordance with the following procedures:

(i)     Written Claim. The claimant may file a written request for such benefit to the Administrator.

(ii)     Claim Decision. Upon receipt of such claim, the Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

    If the claim is denied in whole or in part, the Administrator shall notify the claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)    The specific reasons for the denial;

(b)    The specific reference to pertinent provisions of the Agreement on which the denial is based;
(c)    A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
(d)    Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable to such procedures; and
(e)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(iii).     Request for Review. Within sixty (60) days after receiving notice from the Administrator that a claim has been denied (in part or in its entirety), then claimant (or their duly authorized representative) may file with the Administrator, a written request for a review of the denial of the claim.

The claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(iv).     Decision on Review. The Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision.

In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)    The specific reasons for the denial;
(b)    A reference to the specific provisions of the Agreement on which the denial is based;
(c)    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
(d)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

(v)    Special Timing and Rules for Disability Claims. In the event a claim above is a claim for disability benefits, then the applicable time periods for notifying claimants regarding benefit determinations shall be reduced as required by 29 CFR 2560.503-1. Thus, the Administrator shall provide notice to the claimant within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. This period may be extended by up to thirty (30) days, provided that the Administrator both determines that such an extension is necessary due to matters beyond the control of the plan and notifies the claimant, prior to the expiration of the initial forty-five (45) day period, of the circumstances requiring the extension of time and the date by which the plan expects to render a decision. If, prior to the end of the first thirty (30) day extension period, the Administrator determines that, due to matters beyond the control of the plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Administrator notifies the claimant, prior to the expiration of the first thirty (30) day extension period, of the circumstances requiring the extension and the date as of which the plan expects to render a decision. In the case of any extension under this paragraph, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least forty-five (45) days within which to provide the specified information. In addition to complying with such timing rules, a claim under this paragraph shall comply with all procedural requirements under ERISA.

13.    GENDER.

Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

14.    INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT.

The Insurer shall not be deemed a party to this Agreement but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the Policy(ies) provisions shall fully discharge the Insurer from any and all liability.

15.    SEVERABILITY AND INTERPRETATION.

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

16.    APPLICABLE LAW.

The laws of the State of Washington shall govern the validity and interpretation of this Agreement.

17.    EFFECT OF THE LIFE INSURANCE POLICY’S CONTESTABILITY CLAUSES.

The parties herein understand and agree that the payment of the benefits provided herein are subject to the Life Insurance Policy’s suicide and contestability clauses and other such clauses, and if such clauses preclude the Insurer from paying the full death proceeds, then, in such event, no death benefits of whatever nature shall be payable to Insured’s (or Insured’s Assignee’s) beneficiary(ies) under this Endorsement Method Split Dollar Agreement.

This Agreement shall be effective as of the date first set forth above.

UMPQUA BANK                    INSURED

By:                      By:________________________
Chief Human Resources Officer     Insured

Date:________________     Date:______________________